DEVELOPMENT AND DEMONSTRATION OF THE ZOOZ BOOST ENERGY STORAGE SYSTEM

AGREEMENT BY AND BETWEEN POWER AUTHORITY OF THE STATE OF NEW YORK AND ZOOZ POWER LTD.

This Agreement ("Agreement") made this 12 day of September 2022, by and between the Power Authority of the State of New York ("Authority"), a corporate municipal instrumentality of the State of New York, with a place of business at 123 Main Street, White Plains, NY 10601, and ZOOZ Power Ltd ("ZOOZ"), having its principal place of business at Hamelacha 4B, Lod, Israel 7152008. The Authority and ZOOZ are hereinafter referred to collectively as the "Parties" and each individually as a "Party".

WHEREAS, ZOOZ is a developer and manufacturer of flywheel-based energy storage system solutions that can be used to provide supplemental power to an electric vehicle fast charger installation to reduce grid infrastructure upgrade costs; and

WHEREAS, ZOOZ submitted a project proposal, attached hereto as Attachment A, to the 2022 NYPA & Israel Smart Energy Challenge on April 11, 2022, for collaboration opportunities to bring their flywheel-based energy storage system technology from concept to commercialization and market; and

WHEREAS, the Authority has offered to collaborate with ZOOZ and contribute to a research and development project through its participation in aspects of design and fabrication of a flywheel-based energy storage system, then demonstration of that system; and

WHEREAS, ZOOZ has agreed to collaborate with the Authority to pursue the research and development project; and

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants herein contained, the Parties hereto agree as follows:

Article 1 Preamble and Attachments

1.1 The Preamble to this Cooperation Agreement ("Agreement") regarding the research and development project and all attachments attached hereto form an integral part hereof.

1.2 The Attachments attached to this document are:

- Attachment A: ZOOZ application to the 2022 NYPA & Israel Smart Energy Challenge
- Attachment B: Proposed Project Description, Scope of Work, Timeline, Budget
- Attachment C: Detailed Project Budget Format
- Attachment D: Fiscal Report Format
- Attachment E: Sales Forecast
- Attachment F: ZOOZ's Product Commercialization Plan

Article 2 Definitions

2.1 For the purpose of this Agreement, the terms listed below shall have the following meanings:

2.1.1 "**Agreement**" or "**Cooperation Agreement**" shall refer to this document and its incorporated attachments.

2.1.2 "**Customer**" shall refer to all persons or entities that purchase, lease, rent, license or otherwise utilize the Product (other than the Parties).

2.1.3 "**Demonstration Site**" shall refer to a mutually agreed upon site within the State of New York at which the Product will be installed and integrated with existing systems and demonstrated for a period of time.

2.1.4 **"Effective Date"** shall mean the last day of execution of this Agreement by both Parties.

2.1.5 **"Gross Sales"** shall mean any and all proceeds received by ZOOZ, its affiliates and subsidiaries licensees (without double counting) from the sale, licensing, rental or use, solely in the United States of America, of the Product (as defined hereinafter) as well as any improvements, modifications, enhancements or derivatives of the Product, after deduction of (i) excise and sales tax, value added tax, or other taxed imposed on such transaction (excluding income tax), (ii) any rebates and refundable amounts

2.1.6 **"Intellectual Property Rights"** or **"IPR"** shall mean any and all intellectual property rights, including, but not limited to all of the following: (i) technical information and know-how; (ii) discoveries, improvements, enhancements, upgrades, inventions, (whether or not patentable); (iii) patents, patent applications, patent disclosures, and any other patentable subject matter; (iv) copyrights, applications to register copyrights, works of authorship and any other copyrightable works; (v) trademarks, trade names, trade dresses, brand names, logos and similar marks; (vi) any sketches, drawings, outlines, drafts; (v) computer software (including source code, executable code, databases, data and related documentation); (vi) trade secrets and know-how; and (vii) all improvements or modifications to any of the foregoing.

2.1.7 Deleted

2.1.8 **"Product"** shall mean ZOOZTER-100 (US-configuration), flywheel-based power booster, as a grid support equipment.

2.1.9 **"Licensee"** is any party that shall acquire a license for the use of the Product.

2.1.10 **"License"** or **"License to Use"** shall mean a commercial or any other type of permission to use the Product.

Article 3 Project Description, Schedule & Budget, and Technology Commercialization

3.1 The purpose of this Agreement is for both Parties to collaborate on a research and development project to:

1. Advance ZOOZ's flywheel-based energy storage technology, also known as ZOOZTER 100, to Technology Readiness Level TRL-9.
2. Take lessons learned from this installation to further develop a commercial scale product based on this technology; and
3. Demonstrate and prove the Product at commercial scale

3.2 The Product involves an engineered flywheel-based power booster consisting of three major components:

- A set of 8 flywheels used to convert electrical energy to kinetic energy through the charge cycle and convert the stored kinetic energy to electrical energy through the discharge cycle.
- A power conversion module to exchange grid synchronous AC electricity with the flywheel devices during charge and discharge
- A containment device to house and contain the system components during operation and any potential failure events

3.3 Within 120 days from the Effective Date of this Agreement, ZOOZ shall prepare a detailed project budget based on a site survey and development of project tasks in accordance with the detailed project budget format as attached hereto as Attachment "C". In the event, ZOOZ is unable to complete preparation of a detailed project budget within 30 days from the Effective Date of this Agreement, this Agreement will automatically terminate unless an extension is granted by the Authority.

3.4 Within 90 days after the Effective Date of this agreement ZOOZ shall prepare a detailed plan and schedule to have the Product listed by a Nationally Recognized Testing Laboratory (NRTL) in accordance with UL 9540 and other applicable standards.

Article 4 Demonstration

4.1 The Product, with a rating of approximately 100kW/25kWh, shall be paired with a dual handle, DC fast charger with a rating of approximately 150kW (total for dual handle) to reflect an integrated system for demonstration ("Demonstration System"). The Demonstration System shall be capable of suppling 100kW for 15 minutes during three consecutive EV Fast Charging sessions with 45 minutes between sessions (assuming availability of at least 50kW of power to the Demonstration System). The Demonstration System shall be equipped with a method of receiving input and form of payment from an individual wishing to charge an electric vehicle, and recording time and date of the charging session, duration and power provided, and processing payment.

4.2 The Demonstration System shall be factory tested prior to delivery to the Demonstration Site. A test report shall be provided to NYPA.

4.3 A field demonstration of the Demonstration System shall be performed following the installation and integration at the Demonstration Site ("Field Demonstration"). The Field

Demonstration period will begin ("Demonstration Start Date") upon execution of a final inspection report ("Final Inspection Report") and extend for 1 year. The Field Demonstration period may be changed with mutual agreement between the Parties.

4.4 ZOOZ shall provide operating data and performance test reports monthly during the demonstration period

4.5 The Demonstration Site will be the Authority's Clark Energy Center in Marcy, NY. If subsequently determined during a site survey that the Authority's Clark Energy Center is unsuitable for demonstration of the technology, an alternate mutually agreeable site may be considered.

4.6 Prior to the start of Field Demonstration, a system operation and field demonstration manual ("Operations Manual") shall be developed and issued. The Operations Manual shall detail at a minimum, the physical and functional description of the Demonstration System including safety features, operating procedures including normal and abnormal operations, operational significant schematics, monitoring requirements during the Field Demonstration period.

4.7 During the Field Demonstration period, ZOOZ will maintain the Demonstration System in a safe and good operating order and condition. Unless otherwise agreed to in writing by the parties, all costs and expenses associated with the operation, maintenance and repair of the Demonstration System during the Field Demonstration period shall be the responsibility of ZOOZ. ZOOZ may engage a qualified third-party service provider ("Service Provider") that is acceptable to the Authority, to service, maintain and repair the Demonstration System during the Field Demonstration period.

4.8 ZOOZ or its Service Provider will promptly notify the Authority of any identified malfunction which materially affect the safety or normal operation of the Demonstration System, it is made aware of during the Field Demonstration period. In the event that the Authority observes any malfunction, the Authority will promptly notify ZOOZ in writing, so that the malfunction can be investigated, and corrective actions taken. For identified malfunctions which pose a safety hazard, ZOOZ or its Service Provider shall take immediate actions, within 48 hours from notification, to place the Demonstration System in a safe condition such that the Demonstration System does not pose a safe hazard to the Demonstration Site and malfunction does not interfere with normal operations at the Demonstration Site, thereafter, ZOOZ or its Service Provider shall complete any repairs within 45 days calendar days from notification. If it requires longer that 14 days to implement repairs and the relevant malfunction prevents the operation of the Demonstration System, the length of the Demonstration Period will be extended accordingly. In the event that the Demonstration System is not placed in a safe condition or interferes with normal operations at the Demonstration Site, the Authority may undertake or causes a third party to undertake disabling of the Demonstration System and ZOOZ shall be responsible for all costs associated therewith. For purposes of this Section, notice of a system malfunction provided by the Authority to ZOOZ by electronic mail will be deemed sufficient notice.

4.9 During the Field Demonstration period, the Authority has the right to terminate operation of the Demonstration System (i) if the Authority, in its sole discretion, reasonably believes the Demonstration System to be unsafe and ZOOZ fails to react within the time period specified in Article 4.7; or (ii) if the Authority, in its sole discretion, reasonably believes that the Demonstration System adversely affects normal operations at the Demonstration Site and ZOOZ fails to react within 10 days from notification. Upon such written notice of termination, if the Parties did not reach an agreement regarding the continued operation of the Demonstration System, ZOOZ at its cost and expense will remove the Demonstration System from the Demonstration Site and restore the site and affected systems to their pre-installation condition or a condition as mutually agreed to between the Parties.

Article 5 Work Share

5.1 Mutual Responsibilities:

5.1.1 The Parties will review the Demonstration Site for suitability for where the Demonstration System can be installed and integrated with existing systems at the Demonstration Site, then demonstrated. The Parties will make a good faith effort at the Demonstration Site to (i) allow for installation of the Product and integration with existing systems, (ii) operate and maintain the Product, and (iii) showcase the Product as a reference site.

5.1.2 The Parties, as set forth in Sections 5.2 and 5.3, will furnish all necessary materials, equipment, technology, qualified personnel and otherwise do all things reasonably necessary for or incidental to the performance of their work in the research and development project. The Parties may modify their respective obligations as set forth herein by a written amendment to this Agreement based on ongoing developments as agreed to by the Parties.

5.1.3 Unless otherwise agreed, each Party is responsible for its own costs associated with the performance of its obligations set forth in this Agreement.

5.2 ZOOZ Responsibilities:

5.2.1 ZOOZ will prepare a detailed project budget as set forth in Section 3.3, and plan and schedule to have the Product listed as set forth in Section 3.4.

5.2.2 ZOOZ will conduct the project and prepare and submit periodic fiscal reports and the financial analysis of the project as set forth in Article 6.

5.2.3 ZOOZ will provide reports and data as set forth in Sections 4.2 and 4.3. ZOOZ will provide three weeks prior notice of the factory acceptance test to permit the Authority an option to witness factory acceptance testing.

5.2.4 ZOOZ will design and fabricate the Product, and engineer the Demonstration System, as defined herein, for installation and integration with existing systems at the

Demonstration Site. As part of the installation and integration, ZOOZ shall furnish and install all necessary equipment including monitoring equipment, a transformer, etc. for a complete demonstration and evaluation of the technology.

5.2.5 ZOOZ will carry out, by itself or via sub-contractor, all engineering, construction, quality assurance services and commissioning to provide installation and integration of the Demonstration System and necessary equipment at the Demonstration Site.

5.2.6 ZOOZ agrees to conduct all work in furtherance of this Agreement, and in compliance with all material aspects of applicable laws, rules and regulatory requirements, and any permits issued in support of the installation and integration of the Demonstration System at the Demonstration Site and will support application of an interconnection permit to the local utility if required.

5.2.7 ZOOZ and its construction sub-contractor will prepare and execute a Final Inspection Report following the installation and commissioning of the Demonstration System at the Demonstration Site affirming that the installation was installed with the construction documents and any permits issued to facilitate installation and integration at the Demonstration Site.

5.2.8 ZOOZ will provide an Operations Manual and training for the Authority's staff on the operations and maintenance of the Demonstration System.

5.2.9 ZOOZ will obtain all rights in and to the Product for use in the energy storage market, including Product manufacture, sales and marketing. ZOOZ shall market and sell the Product to Customers.

5.2.10 ZOOZ will maintain all records, in sufficient detail and in a manner, which shall be complete and accurate, and shall fully and properly reflect all work done and the results achieved in the performance of its development and commissioning obligations hereunder.

5.2.11 ZOOZ will be responsible for any hazardous waste generated during Product installation, or during service, repair and maintenance during Demonstration period or Warranty period, including obtaining an EPA Identification number as required for the installation, and transport and dispose of hazardous waste at a qualified disposal or recycling facility that is acceptable to the Authority. In the event of a release of hazardous substance to the environment (land, water or air), ZOOZ shall be responsible for all clean-up and costs required to restore the Demonstration Site and environment to pre-installation conditions and to such condition as may be required by regulatory agency

5.2.12 Notwithstanding the foregoing, to the extent permitted by law, ZOOZ and its sub-contractor will be solely responsible for any and all loss, damage or injury to persons or property and for any cleanup costs associated with any site where Waste is disposed

of or comes to be situated including, but not limited to, response and remedial action costs.

5.3 Authority Responsibilities:

5.3.1 The Authority will provide technical input, as reasonably requested by ZOOZ, relating to Demonstration Site required to support the research and development effort. In the event ZOOZ requests technical input from the Authority that is not within the Authority's possession, but within the Authority's responsibilities, the Authority will make a good faith effort to obtain the technical input. Notwithstanding the foregoing, the Authority does not guarantee that it will be able to obtain any technical input not within its possession.

5.3.2 The Authority will provide technical input and logistical support for the installation, integration and commissioning of the Product and ancillary equipment at the Demonstration Site as performed by ZOOZ.

5.3.3 To the extent permitted by law and Authority policies and subject to timely coordination with ZOOZ, the Authority will support ZOOZ's marketing efforts of the Product by (i) providing non-proprietary information concerning the benefits of the Product to prospective customers, (ii) facilitating reasonable access to the Demonstration Site for future PR, marketing and sales of the Product, and (iii) by participating in joint technical conferences with ZOOZ to present information about the Product, which will be coordinated between the Parties.

5.3.4 The Authority is designated a "construction permitting agency" under Title 19 of the Codes, Rules and Regulations of the State of New York, Part 1204 and will have jurisdiction of the installation of the Product at the Demonstration Site.

5.3.5 To support the permitting process, the Authority will hire a third party to perform any required electrical inspections of the installation and any special inspections required by Building Code of the State of New York.

5.3.6 The Authority will provide an electric vehicle, capable to be charged with power equal or greater of 150kW, for testing the Demonstration System at the Demonstration Site.

5.3.7 The Authority will be responsible to provide the Demonstration Site and the permits required to use the site for the purposes of this project as listed in article 3.1.

5.3.8 The Authority will be responsible to provide access to an electrical system at the site to connect the ZOOZTER-100 and to other equipment required for the Demonstration, and will bear the electricity costs, as required for the operation of the Demonstration Site.

5.3.9 If the Authority will retain the Demonstration System at the end the Demonstration Period, then the ownership for the system will be transferred to the Authority and the

Authority will pay $25,000 for the System. In such event, the parties will discuss in good faith future services (e.g. O&M) to be purchased from ZOOZ outside the scope and contribution defined in this agreement, and ZOOZ will be released from its obligations to return the site for its state prior to the installation and shall have no additional obligations toward the Authority in connection with this agreement.

Article 6 Conduct of the Project, Fiscal Reporting and Financial Analysis

6.1 ZOOZ hereby appoints Dovik Nissenhaus as its Project Manager for implementation of the project during the period of this Agreement and in accordance with the Project Plan. The Project Manager shall be available Monday to Thursday 8AM to 3PM New York time for project consultation.

6.2 ZOOZ shall not make substantial transfers of funds from one budget item to another unless it was coordinated and agreed by the Authority. ZOOZ will update the Authority on personnel changes and will make best efforts not to change its key personnel or their duties and responsibilities, or diminish their time allocated to the proposed work hereunder. Major changes will be coordinated with the Authority and will require prior written approval by the Authority, which approval shall not be unreasonably withheld.

Should any key person be absent from work for more than 21 days beyond ZOOZ's control, or should such absence be expected for 90 days or more or should there be any significant reduction in the total personnel force assigned to the project under the Proposal, ZOOZ shall forthwith notify the Authority.

6.3 ZOOZ shall prepare and submit to the Authority, in writing and within the time period specified, the following fiscal reports, in accordance with the fiscal report format as attached hereto as Attachment "D" and the Authority shall provide its approval or comments to any report no later than 30 days following the submission of such report to the Authority and in the event that the Authority shall have comments to the fiscal report the Parties shall negotiate in good faith and agree on the amendments to the fiscal reports within additional 14 days:

- First Interim Fiscal Report – Within 60 days after 6 months from the Effective Date of this Agreement.
- Second Interim Fiscal Report – Within 60 days after the earliest of: (1) 12 months from the Effective Date of this Agreement, or (2) Demonstration Start Date;
- Third Interim Fiscal Report - Within 60 days after the earliest of: (1) 18 months from the Effective Date of this Agreement, or (2) 6 months from Demonstration Start Date;
- Final Fiscal Report – Within 90 days after the earliest of: (1) 24 months from the Effective Date of this Agreement, or (2) 12 months from the Demonstration Start Date, representing completion of the Installation Phase of the research and development project.

6.4 Failure to submit reports in a timely fashion pursuant to Section 6.3 (unless coordinated and agreed in writing by the Authority) shall be deemed a fundamental breach and a breach for cause pursuant to this Agreement.

6.5 Reports to be submitted pursuant to Section 6.3 shall be in form and substance in accordance with the format, as detailed in Attachment D of this Agreement. Any material misrepresentations or inaccuracies in any report shall constitute a fundamental breach of this Agreement.

6.6 The Authority shall be entitled to carry out inspections or audits of the project efforts at ZOOZ's facilities reasonably from time to time with advance written notice of minimum 14 days and ZOOZ shall give the Authority's representatives full access to all relevant evidence and paperwork pertaining to the project, and further allow them access to their premises for the purposes of carrying out such inspections or audits but solely with respect to the project. Failure to provide access and cooperate with the Authority shall constitute a fundamental breach of this Agreement.

6.7 ZOOZ shall prepare and submit a financial analysis of the project to the Authority, in writing and within 120 days from the execution of the Agreement. The financial analysis shall evaluate the potential value of the system at the Demonstration Site and consider, as a minimum, anticipated capital cost, anticipated power/energy, application and anticipated system operation, anticipated system efficiency and anticipated operating cost.

Article 7 Project Financing

7.1 The Authority will contribute the following monetary contributions to ZOOZ for the research and development project:

- First Contribution - $260,000 USD, to be paid within 30 days following the execution of this Agreement, and receipt of an invoice.

- Second Contribution - $260,000 USD, to be paid within 30 days after approval of the first interim fiscal report for the first 6-month period, but not before actual qualified expenses have equaled or exceeded Minimum Qualified Expenses of $260,000 USD.

- Third Contribution - $260,000 USD, to be paid within 30 days after approval of the second interim fiscal report, but not before actual qualified expenses have equaled or exceeded Minimum Qualified Expenses of $520,000 USD.

  Final Contribution – within 30 days after approval of the final fiscal report, a final contribution of up to $85,000 will be paid for actual qualified expenses that have equaled or exceeded $865,000 USD.

- Additional Contribution – $30,000 USD, to be paid coincident with the Second Contribution if a transformer was required to be procured and installed to support

the installation and integration of the Demonstration System. Contribution will cover the costs associated with the procurement and installation of the transformer and per NYPA decision, following review the costs of various options for the transformer.

7.2 As referred to in Section 7.1, qualified expenses shall refer to the amount of expenses specified per each category in Attachment B attached hereto, which are needed to demonstrate and prove the Product at the Demonstration Site, as set forth in the project budget as attached hereto as Attachment B.

7.3 The Authority's contributions under Section 7.1 represents the Authority's total monetary contributions for its responsibilities as set forth in this Agreement. The Authority shall not be obligated to make any other monetary contributions to the joint development of the Product in addition to the amounts set forth in Section 7.1. The Authority shall not be obligated to pay for any costs related to marketing, sales or further commercialization of the Product.

Article 8 Location of Product Demonstration

8.1 The Product will be built at and delivered out of ZOOZ's facilities located in Israel.

8.2 Most of the Demonstration Site development will be performed at the Demonstration site (as per para. 4.4). Prior to performing any work hereunder at the Demonstration Site or any other Authority facility, ZOOZ will provide the Authority with at least 10 days' prior written notice.

8.3 Written notice shall include a written description of the work that will be performed, the locations that will require access to, an approximation of time required to complete the work and a list of all ZOOZ personnel that will be present.

Article 9 Royalties

9.1 ZOOZ shall provide and install one Product and all necessary equipment, as defined herein, for a complete demonstration at the Demonstration Site, free of all charges.

9.2 ZOOZ shall pay to the Authority, royalties of Gross Sales ("Royalties") for a period of 5 years, which shall commence upon payment of Final Contribution, as detailed in Article 7.1, as follows:

- The Authority shall receive 1.5% Royalties until ZOOZ has fully repaid to the Authority a total of $250,000; and
- Upon repayment of $250,000 to the Authority, the amount of Royalties paid to the Authority shall decrease to 0.75% for the remainder of the 5-year period.
- Notwithstanding anything to the contrary in this Agreement, the maximum Royalties to be paid hereunder shall be capped at 100% of the actual monetary contribution provided by the Authority under Article 7.1 above.

9.3 In the event that the total amount of Royalties received by the Authority under Section 9.2 is less than the amounts contributed by the Authority in Section 7.1 herein the Authority shall continue to receive Royalties at 2% for an additional 5 years beyond the five (5) year period until the Authority has been fully compensated for the amounts contributed by it in Article 7.1.

9.4 Royalties shall be payable no later than March 31st, of each calendar year for Royalties owed for the previous calendar year (January 1st to December 31st) by the wire transfer of immediately available funds to such account or accounts as are designated by the Authority on the first day of each calendar year, against a duly issued invoice. Zooz shall notify the amount to be invoiced by March 31st of each year. ZOOZ shall be responsible for any wire transfer fee.

9.5 ZOOZ shall keep such full, true and accurate books of account as may be necessary for the purpose of showing the amounts payable to the Authority hereunder, including records relating to revenue receipts (hereinafter "Records"). Such Records shall be available, at all reasonable times and upon reasonable notice during the term of this Agreement plus six (6) years. The Parties agree that at the request of the Authority, the Records shall be inspected by one of the 'big 4' certified public accounting firms (the "Auditor") on an annual basis for the purpose of verifying Royalties. The Records shall be inspected by the Auditor no later than March 31st of each year. The cost of any such examination shall be borne by the Authority. In the event that any such inspection reveals that the aggregate amount of Royalties paid to the Authority for any period covered by such audit was less than the amount owed to the Authority for such period, ZOOZ shall promptly pay the Authority the amount of the deficiency. In the event any such inspection reveals that the aggregate amount of Royalties paid to the Authority for any period covered by such inspection was more than the amount owed, the Authority shall promptly return ZOOZ the amount overpaid.

9.6 The Auditor shall be selected by the Parties within sixty (60) days after the execution of the Agreement. In the event that the Auditor selected by the parties is no longer in business or ceases to conduct business in Canada and the United States during the Term, then the Parties shall select another independent certified public accounting firm of internationally recognized standing, which is authorized to provide such auditing services in Canada and the United States.

Article 10 Insurance

10.1 General Requirements

ZOOZ, the Contractor, and each subcontractor, will keep in force at its own cost, until ownership of the System is transferred to the Authority, or the System is removed, the insurance coverages listed herein. The Contractor will not commence until the Authority has been furnished a completed certificate or certificates of insurance. The Contractor shall ensure that all subcontractors comply with these requirements, and that these requirements are expressly incorporated in each of the Contractor's sub-contractor agreements. Failure

to maintain the required insurance throughout the term of the Agreement, including any Agreement term modifications, is a material breach of the Agreement and may result in a stop work order or termination of the Agreement for cause.

All coverages, except Workers' Compensation (see 10.2.1, below), should be evidenced on an Acord form accompanied by the following two (2) endorsements: Additional Insured with the identifying policy number, specifically naming the Authority and the State of New York, as additional insureds to the policy and Waiver of Subrogation endorsement. The insurance afforded to the additional insureds shall be at least as broad as that afforded the first named insured.

The form and sufficiency of each insurance policy required to be obtained herein will be subject to the Authority's approval and with insurance companies acceptable to the Authority. The Contractor shall notify the Authority no later than 10 days prior to the effective date of a change to or cancellation of insurance policies required herein. The Contractor will deliver or cause to be delivered to the Authority, upon request, a copy of each such insurance policy.

10.2 Any and all deductibles or self-insured retentions, in or relating to the below described insurance policies shall be assumed by and be for the account of, and at the sole risk of CI or the Contractor.

10.2.1 Workers' Compensation Insurance for statutory obligations imposed by

Workers' Compensation/Occupational Disease Laws, including Employer's Liability Insurance with a minimum limit of $1,000,000. When applicable, coverage shall include The United States Longshoreman's and Harbor Workers' Compensation Act (44 U.S.Stat 1424) and the Jones Act (41 U.S. Stat 988). Under Sections 57 & 220 Subd. 8 of the New York State Workers' Compensation Law, it is required that Contractors doing business with a Municipal or State entity evidence proof of workers' compensation coverage on approved forms, as listed below:

1. If coverage is with a private insurance carrier, the entity must provide evidence of coverage on a completed C105.2 form. The C105.2 form is supplied and completed by the insurance carrier or its authorized agent.

2. If coverage is with the State Insurance Fund, the entity must provide a completed U-26.3 form provided by the Fund.

3. If the business entity has been approved by the Workers' Compensation Board's Office of Self Insurance as a qualified self-insurer, a completed SI-12 form is required. The SI-12 form is provided by the Board's Office of Self Insurance.

4. Or Form CE-200, Certificate of Attestation of Exemption, if the business is not required to carry NYS specific workers' compensation insurance.

10.2.2 Commercial General Liability Insurance, which includes Contractual Liability and Products/Completed Operations Liability coverages covering all operations required to complete the Work where applicable coverage for damage caused by any explosion, underground or collapse with a minimum limit of at least $10,000,000 per occurrence for bodily injury and property damage. Excess/Umbrella Liability Insurance may be combined with Primary Commercial General Liability Insurance to achieve the $10,000,000 per occurrence coverage only if such policies are written on a follow form basis or are at least as broad in coverage as all underlying policies and "drop down" for defense and indemnity in the event of the exhaustion of the underlying insurance.

1. The limits contained on the Insurance Policies Declaration page must be equal to or greater than the limits stated herein.

2. The Authority and the State of New York must be named and scheduled as additional insureds to the Contractor's policy and, if applicable, each subcontractor's policy, including cross-liability coverage evidenced on the certificate(s) furnished to the Authority. The policy must contain an endorsement stating that the insurer will have no right of recovery or subrogation against the Authority and the State of New York. The Contractor must submit evidence satisfactory to the Authority of its compliance with this requirement. It is the intent of the parties that the insurance placed in accordance with the provisions of this paragraph will be primary and non-contributory insurance and will protect the Contractor, the Authority and the State of New York, for all losses arising from all operations, activities, work, services, items or performance relating to the Contract. The insurance afforded to the additional insureds shall be at least as broad as that afforded the first named insured.

3. If Additional insured coverage is afforded by blanket endorsement it is required to be on ISO form CG 20 38 04 13.

4. The Products/Completed Operations Liability coverage will be provided for a period of at least two years after ownership of the System has been transferred to the Authority.

5. The Contractual Liability Insurance coverage will insure the performance of the contractual obligations of the Contractor contained in this Contract, including, without limitation, all contractual indemnity obligations.

10.2.3 A Business Automobile Policy protecting the Contractor and each subcontractor for automobile bodily injury and property damage liability, including coverage for liability arising out of owned, hired or non-owned vehicles. Such insurance will cover all vehicles bearing or required to bear by the motor vehicle laws of the state of registry, licenses or registration plates in limits of at least $1,000,000 each accident.

10.2.4 If the work requires a Cyber Liability Policy with minimum limits of $5,000,000 per

claim is required. Coverage shall be sufficiently broad to respond to claims including, but not limited to, infringement of copyright, trademark, trade dress, invasion of privacy violations, information theft, damage to or destruction of electronic information, release of private information, alteration of electronic information, extortion and network security. The policy shall provide coverage for breach response costs as well as regulatory fines and penalties as well as credit monitoring expenses to respond to these obligations.

10.2.5 If the Work requires professional services, such as, but not limited to, accounting, architectural, engineering, legal, medical and surveying, a standard professional liability insurance policy with a minimum limit of $3,000,000. If applicable, the policy is to be endorsed to include "fee for service" coverage and evidence of endorsement must be furnished to the Authority. An additional insured endorsement is not required for the professional liability policy.

10.2.6 If the Work requires the use of a watercraft, a marine liability policy including marine pollution coverage, with a minimum limit of $5,000,000 per occurrence is required.

10.2.7 If the Work requires the use of an aircraft, Aircraft Liability Insurance with a minimum limit of $5,000,000 per occurrence is required.

10.2.8 If the Work requires the use of an unmanned aircraft systems (UAS), UAS Liability Insurance with a minimum limit of $1,000,000 per occurrence is required. The Contractor warrants that each UAS pilot or operator, either as a direct employee of the Contractor or as an independent contractor or subcontractor, will have all necessary current licenses and/or certificates to properly operate the UAS being used.

10.2.9 If the Work poses an environmental risk, known or suspected, Pollution Liability with minimum limits of $5,000,000 per occurrence is required.

10.2.10 If the Work requires the use of scaffolding, derrick or a crane, Riggers Liability Insurance is required with a minimum limit of $10,000,000 per occurrence.

10.2.11 If the Work requires commercial drivers, then either an endorsement to the Watercraft policy or a Marine & Diving Contractor's CGL Policy is required. Limits will be evaluated based upon exposure.

10.2.12 If the work requires asbestos abatement, then an endorsement to the contractor's Pollution policy to include asbestos coverage is required.

10.2.13 If the work involves construction of a structure a Builders Risk policy must be maintained from the inception of the work until a permanent certificate of occupancy is issued and final acceptance by the Authority. The coverage is to extend to the building being constructed (including additions, fixtures, machinery and equipment) and temporary structures (on-site offices), materials, equipment and supplies.

10.2.14 Care, Custody and Control: All Authority material/equipment while in the care custody and control of the Contractor must be insured through the Contractor's property insurance policy for full replacement cost value; or the Contractor may have the "care, custody and control" exclusion removed from their Commercial General Liability Policy.

10.3 At the execution of this Agreement and on an annual basis during the term of this agreement and any extended period for during which insurance must be maintained, each insuring party will deliver to the Authority the forms required under Section 10.1, General Requirements above for all coverage required hereunder. The Authority has no obligation either to review the forms or policies or to inform any insuring party if the forms and or underlying policies do not comply with the requirements of this agreement. The Authority will be given at least 30 days' notice of cancelation, material modification or expiration of the aforementioned insurance. If any Contractor(s) maintains broader coverage and/or higher limits than the minimums shown above, the Authority requires and shall be entitled to the broader coverage and/or higher limits maintained by the Contractor.

If the Contractor or any other insuring party fails to furnish the forms or maintain the coverage required under this section or if any of the insurance is canceled, the Authority may (1) immediately terminate this Agreement and Contractor will reimburse the Authority for any and all losses resulting from Contractor's failure to have the insurance required hereunder, or (2) the Authority may procure such insurance and the insuring party which failed to maintain the required insurance shall reimburse the Authority for all associated costs including insurance premiums or such costs will be offset against amounts otherwise payable to such insuring party under this agreement. In the event any insuring party's failure to comply with any aspect of this Insurance Section results in payment for defense or indemnity by any indemnitee's insurance, such indemnitee's remedy against such insuring party shall include the amount of coverage (payment of defense, indemnity, etc.) that would have been available to such indemnitee had the insuring party complied with this Insurance Section, and such insuring party shall not be entitled to an off-set for any amounts indemnitee receives, or is entitled to receive, from any other insurance.

10.4 In lieu of Commercial General Liability Insurance, at the Authority's discretion, it may agree to accept an Owners and Contractors Protective Liability Policy naming the Authority and the State of New York, as the named insureds, and with the following minimum limits:

Bodily Injury Liability	$10,000,000 per occurrence
Property Damage Liability	$10,000,000 per occurrence

This policy, the cost of which will be borne by the Contractor, will cover the liability of the Authority and the State of New York with respect to the services, or items to be furnished hereunder, or contract to be performed, including omissions or supervisory acts of the Authority, if any.

10.5 Such insurance will contain provisions which state that the policy will also respond to claims or suits by employees of the Contractor or subcontractor against the Authority and the State of New York, or by the Authority and the State of New York against the Contractor or any other insured thereunder.

Depending on the scope of work/services, Contractor must meet all applicable requirements and limits in the aforementioned.

This section Insurance is independent of and does not reduce or diminish any other obligation or requirement of the CI and/or Contractor under any other provision of this Contract.

Article 11 Indemnification

11.1 To the extent permitted by law, when ZOOZ is responsible to indemnify the Authority in accordance with the terms of the Agreement, ZOOZ shall assume the entire responsibility and liability for and defense of, and pay and indemnify the Authority and the State of New York against any claim, suit, loss, expense or liability and will hold the Authority and the State of New York harmless from and pay any claim, suit, loss, damage, cost or expense (including without limitation, judgments) which the Authority or the State of New York incurs because of injury to or death of any person or on account of damage to property, or any other claim arising out of, in connection with, or as a consequence of, performance of its or its Contractor's obligations under this Agreement and any act or omission of Zooz or its Contractor or any of its subcontractors, employees, agents or anyone directly or indirectly employed by the Zooz or anyone for whose acts Zooz may be liable.

The Authority must give Zooz prompt notice in writing of any claim or event with respect to which Zooz is required to provide indemnification hereunder and shall provide to Zooz all necessary information and assistance so that Zooz, at its option, defend or settle the claim.

Article 12 Confidentiality

12.1 As used in this Agreement, "Confidential Information" shall mean (i) any and all confidential and proprietary information (whether written, digital or in any other form) disclosed in connection with this Agreement, or (ii) obtained as a result of visual access to such information during site visits to either Party's premises.

12.2 The Parties may only use the Confidential Information for the purpose of furthering the objectives of this Agreement and undertaking their respective obligations under this Agreement.

12.3 In order to preserve the confidentiality of the Confidential Information, the Parties shall:

12.3.1 protect and preserve the confidential and proprietary nature of all Confidential Information and use the same care and discretion to avoid disclosure of Confidential Information as the Party uses with respect to its own confidential information.

12.3.2 hold the Confidential Information in the strictest confidence but in any event not less than reasonable care, and not disclose any Confidential Information to any persons other than the Party's employees or representatives of the Party who need to know the Confidential Information for the purposes described in the Agreement.

12.3.3 not use or make any records or copies of, or permit anyone else to use or make any copies of, the Confidential Information, except as may be required for the purposes of the Agreement.

12.3.4 notify the disclosing Party immediately of any loss of misplacement of Confidential Information, in whatever form.

12.3.5 comply with reasonable security procedures as may be reasonably requested by the disclosing Party from time to time for protection of the Confidential Information, including without limitation, procedures concerning the transportation, storage and use of Confidential Information and/or data processing media containing any Confidential Information.

12.4 In the event a receiving Party is required by law, subpoena, court order or other similar process to disclose Confidential Information of the disclosing Party, the receiving Party shall (unless prohibited from doing so by law or by court order) provide the other disclosing Party with immediate written notice and documentation thereof, so that the disclosing Party may seek a protective order or other appropriate remedy.

12.5 Unless lawfully required, in no event, however, shall the Parties disclose Confidential Information at any time which is deemed confidential by operation of law, rule, regulation or other governmental order.

12.6 For the avoidance of doubt, Confidential Information shall remain at all times the exclusive property its respective owning Party.

12.7 Neither Party shall not make any public announcements relating to this Agreement without the prior written approval of the other Party, except for (i) an announcement intended solely for internal distribution within the announcing Party's legal entity, or (ii) any disclosure required by law, regulation, or government agency request.

12.8 The obligations of the Parties under this Section shall remain in effect as long as the Parties are in possession of Confidential Information and this Article shall survive termination or expiration of this Agreement under such condition.

12.9 Notwithstanding the above, the Authority acknowledges that ZOOZ is subject to Israeli securities laws and regulations and therefore the confidentiality obligations above may not apply with respect to any information that ZOOZ is required to disclose or make known by applicable law, rule or regulation, or is required or requested to be disclosed or made known by any regulatory authority, provided that, as practically and lawfully possible, ZOOZ will provide the Authority notice prior to the dissemination of information if it is required to

make such disclosure so that the Authority may ascertain whether to contest the release of such information.

Article 13 Intellectual Property Rights

13.1 Neither Party shall acquire, directly or by implication, any ownership of any IPR of the other Party owned, controlled, acquired, developed, invented, generated, authored, conceived or reduced to practice prior to the date of this Agreement, or acquired in parallel to it and independent of this Agreement or any contracts entered into under this Agreement ("Background IPR").

13.2 Each Party shall retain title to IPR if developed, authored, conceived or reduced to practice independently and solely by that Party during the performance of this Agreement without the other Party's Background IPR ("Resulting IPR"). Notwithstanding any of the foregoing, it is agreed by the Parties that ZOOZ shall be the sole owner of all IPR related to the Product, which is jointly developed, invented or otherwise generated during the performance of this Agreement.

13.3 The Authority hereby grants to ZOOZ a worldwide, non-exclusive, irrevocable, perpetual, transferable, sub-licensable license in the Authority's Background IPR and Resulting IPR for the purpose of selling, marketing, distributing, licensing, promoting, using, developing, constructing, performing, manufacturing, maintaining, altering or improving the Product or any derivative products, in consideration for the Royalty payments set forth in Article 9. The Authority shall sign any documents reasonably required and perform any actions reasonably necessary in order to register the IPR relater to Product on the name of ZOOZ or its assignees.

13.4 Each Party represents and warrants to the other Party that it owns or has obtained the right to use all of the intellectual property it intends to incorporate into the Product, free and clear of all liens, claims and restrictions, requirement for implementation into the Product. Subject to and in accordance with the terms of Section 11, each Party shall defend, indemnify and hold harmless the other Party from and against any and all third party claims and liabilities (including without limitation, reasonable attorneys' fees and costs), regardless of the form of action, arising out of or in connection with a claim that the intellectual property utilized in the performance of this Agreement infringes, violates or misappropriates a third party patent, copyright or other proprietary right.

Article 14 Relationship between the Parties

14.1 ZOOZ and the Authority shall at all times remain separate and independent entities and shall not be deemed to constitute, create, give effect to, or otherwise recognize a joint venture, partnership or formal business entity of any kind between the Parties and the rights and obligations of the Parties shall be limited to those expressly set forth herein. Except as provided in this Agreement regarding the payment of royalties to the Authority by ZOOZ, nothing contained in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of the Parties hereunder with the exception of Royalties due to the Authority as set forth in Article 9 herein.

14.2 Each Party agrees that it does not have, nor shall it hold itself out as having, any right, power, or authority to create any contract obligation, express or implied, on behalf of, in the name of, or binding upon the other Party and agrees not to undertake any action which would tend to mislead anyone in this regard.

14.3 All employees of each Party to this Agreement shall remain the employees of such Party for all purposes, and each Party shall be responsible for the payment of the wages, salaries and benefits of its employees and all payroll taxes, contributions, travel expenses and other payments required to be made with respect thereto.

14.4 Each Party shall indemnify, defend and hold the other Party (and its directors, officers, and employees) harmless from and against any and all loss, cost and damages in connection with suits or demands incurred or suffered by the other Party (and its directors, officers, and employees) as a consequence of: (i) any breach of any representation or warranty made by the Party in this Agreement; (ii) any failure to perform duly and reasonably any covenant, agreement or undertaking on the part of the Party contained in this Agreement; or (iii) such Party's negligent acts or omissions in the course of performing its obligations under this Agreement. The indemnified party under this Agreement will provide prompt notice to the indemnifying party under this Agreement with respect to indemnified claim and demand and allow the indemnifying party to assume the defense thereof. The indemnified party will not settle any such claim without the indemnifying party's prior written consent.

Article 15 Assignment

15.1 Neither Party shall sell, assign, or in any manner transfer its rights, duties or obligations under this Agreement without obtaining the prior written consent of the other Party, which shall not be unreasonably withheld. Any assignment or attempted assignment, transfer, subcontracting or other delegation without such consent will be void. Notwithstanding the aforesaid, ZOOZ shall be entitled to assign its rights and obligations hereunder to any purchaser of all or substantially all of its assets related to the Product or a line of the Product only with the Authority's prior written consent. Any attempted assigned without such approval of the Authority will be null and void. ZOOZ may perform its undertakings hereunder via subcontractors.

Article 16 Term and Termination

16.1 The term of this Agreement (the "Term") shall begin on the Effective Date and shall be valid for the duration of the research and demonstration project and up to 5 years following the submission of the Final Report. Written notification shall be provided at least 60 days prior to termination. If such notification is issued, Zooz or its sub-contractors shall be responsible for returning the site to a clean condition. The Term may also be mutually extended in writing, subject to terms contained herein.

16.2 The Authority, within its sole discretion and for any reason, may terminate this Agreement at any time upon 30 days' notice to ZOOZ. Upon such termination, the Parties will conduct a final payment schedule, which will include any and all final payments from the Authority due to ZOOZ, including amounts incurred by Zooz (in accordance with Attachment B) for which a report has not been submitted prior to the termination.

16.3 This Agreement may be terminated during the Term:

16.3.1 upon notice by a Party, in the event that the other Party ceases to conduct its operations in the normal course of business, or if proceedings under any bankruptcy or insolvency law is brought by or against that Party, or if a receiver for said Party is appointed or applied for, or shall commence liquidation for reason of insolvency or shall make assignment for the benefit of creditors and such proceedings are not ceased within 60 days of their commencement; or

16.3.2 upon notice by the non-breaching Party, in the event that one Party hereto shall be in breach of any material obligation hereunder and shall, after having received written notice from the other Party, fail within 150 days of receipt of such notice to remedy such breach.

16.4 For the avoidance of doubt, ZOOZ's Royalty obligations under Article 9 shall not survive termination expiration of this Agreement for any reason, except for termination in accordance with clause 16.3 of the Agreement. In addition, the following terms shall survive the termination of the Agreement, article 7 (Project Financing), for costs and expenses incurred prior to the termination or expected to be incurred following the termination or as a result of the termination, article 12 (Confidentiality), articles 13

(Intellectual Property Rights), Article 15 (Assignment), Articles 19-26.

16.5 Upon termination of the Agreement by ZOOZ, NYPA has the option of retaining the Demonstration System provided that the full monetary contribution has been paid and that the demonstration period has been commenced.

Article 17 Publicity

17.1 No marketing, publicity, promotion, or advertising regarding this Agreement will be issued by ZOOZ or the Authority without the Authority's or ZOOZ's (as applicable) prior written approval, which approval will not be unreasonably withheld. Any responses to news media inquiries developed by ZOOZ, related to the Agreement, must be coordinated with the Authority for review and approval. Letters, speeches, news and/or press releases, articles for publication, etc. related to the Agreement, must be coordinated with the Authority for review and approval prior to release. Any and all communications, whether verbal or written with respect to this Agreement, must be submitted to the Authority's Corporate Communication Business Unit for prior review and approval. Zooz shall be entitled to deviate from the provision of this clause to the extent required under any applicable law.

Article 18 Work Performed at the Authority's Facilities

18.1 All individuals assigned to any of the Authority's facilities by ZOOZ, its employees, contractors, agents, or affiliates are subject to approval by the Authority and will be subject to the Authority's policies regarding access to its facilities, including security clearances. The Authority may refuse access to its facilities if ZOOZ's employees, contractors, agents, or affiliates' presence may create a security or safety concern and ZOOZ should replace those with reasonable expediency.

18.2 For any work performed by ZOOZ at the Authority's facilities, ZOOZ shall:

18.2.1 keep the Authority informed of controversial or unusual matters which have the potential of causing a disruption of the timely technical and economic prosecution of the work;

18.2.2 perform all work in accordance with good safety rules and regulations including compliance with OSHA standards;

18.2.3 ensure that its employees, contractors, agents or affiliates do not engage in any activities which would hinder progress of the work or of the work of Authority personnel or its contractors; and

18.2.4 cooperate fully with and follow all directions by the Authority.

Article 19 Notices

19.1 Any unclassified notice, consent, demand or request required or permitted by this Agreement, shall be in writing, and shall be considered to be effective upon receipt thereof if sent by registered or certified mail (return receipt requested), or via reputable international overnight service such as Federal Express or DHL, or via facsimile (with confirmation of transmission mailed to the receiving Party), addressed as follows:

If to the Authority:	Power Authority of the State of New York 123 Main Street White Plains, New York 10601 Attn: Alan Ettlinger Tel: (914) 287-3068 Email: alan.ettlinger@nypa.gov
If to ZOOZ:	ZOOZ Power Ltd Hamelacha 4 Lod, Israel 7152008 Attn: Nir Zohar, Co-Founder & Chief Customer Officer Tel: +972 54 423 2082 Email: nir.zohar@zoozpower.com

Article 20 Dispute Resolution and Governing Law

20.1 Any dispute as to a matter arising out of or relating to this Agreement which cannot be resolved by the Parties shall initially be addressed as described herein. The aggrieved Party shall notify the other Party in writing within 30 calendar days of any event or omission giving rise to the dispute. Thereafter, the President and CEO of ZOOZ and the Authority's Sr. Vice-President of Technology & Innovation, will attempt to resolve the dispute within 30 calendar days of the notification via an informal mediation between the Parties, unless the applicable statute of limitations is set to expire, in which case either Party shall have the right to commence litigation immediately. If the Parties are unable to resolve the dispute, then either Party shall have the right to commence litigation as described further in this clause. Unless the aggrieved Party shall notify the other Party in writing within 30 days after the event or omission giving rise to the dispute or within 30 days after discovery or actual knowledge of the event or omission giving rise to the dispute, whichever comes later, all claims arising out of such dispute shall be deemed waived and no right to recover on any such claim shall exist.

20.2 This Agreement, and any disputes hereunder, shall be governed by the laws of the State of New York, United States of America, but without regard to its conflict of laws rules. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

20.3 The Parties hereby agree that any and all actions and proceedings arising out of this Agreement shall be resolved by a court of competent jurisdiction located in Albany County, State of New York or the United States District Court for the Southern District of New York.

20.4 The Parties agree that the matters that are the subject of this Agreement are commercial transactions and irrevocably agree not to claim and to waive any sovereign, state or other immunity from service, suit, execution, pre-judgment or post-judgment attachment, or other legal process in any jurisdiction in connection with the Agreement or any arbitration or the enforcement of any arbitral award hereunder.

20.5 Each Party shall bear its own costs and expenses, including without limitation attorneys' fees and other costs of legal representation.

Article 21 Titles of Articles

21.1 Titles of sections in this Agreement and any use of bold or italic fonts herein are for reference only and shall not be construed in determining the intent or construction of this Agreement.

Article 22 Limitation of Liability

22.1 In no event shall either Party be liable to the other for indirect, incidental, consequential, special, punitive or exemplary damages, even if that Party has been advised of the possibility of such damages arising from any provision of this Agreement, such as, but not limited to, loss of use, income or profits, or anticipated profits or lost business or the costs of procurement of substitute goods or services and both parties hereby waive any claim with regard to such indirect, incidental, consequential, special, punitive and exemplary damages provided, however, that this limitation shall not apply to claims arising out of the other party's gross negligence, fraud or willful misconduct.

In no event shall ZOOZ's liability to the Authority arising under this Agreement exceed the Authority's contributions under Section 7.1. Provided, however, that this limitation on liability shall not apply to and excludes ZOOZ's indemnity obligations set forth herein, claims for bodily injury and wrongful death, and claims arising out of its gross negligence or willful misconduct. It is expressly understood and agreed that the limitation of ZOOZ's aggregate liability as expressed in this paragraph is separate from and is not to be construed as limiting the insurance coverage required to be maintained under this Agreement. Any and all deductible amounts remain the sole responsibility of ZOOZ.

Article 23 Governmental Regulations

23.1 The Parties agree that any transfer of technical data or performance under this Agreement may be contingent upon the ability of the Parties to obtain requisite permits and approvals, as applicable, from the agencies of the governments of the State of New York and the United States and from the State and Authorities of Israel. The Parties further agree that in pursuing this Agreement, and in performing contract and subcontracts, they will fully comply with all applicable laws, regulations and policies.

Article 24 Anticorruption Provision

24.1Each Party represents and warrants to, and covenants and agrees with each other Party that:

24.1.1 In connection with its performance of this Agreement and with the sale of any goods or services in connection with the program, the Party has not, directly or indirectly, offered, paid, promised to pay or authorized the payment of any money or gift, or offered, promised to give, or authorized the giving of anything of value to, and will not, directly or indirectly, offer, pay, promise to pay or authorize the payment of any money or gift, or offer, promise to give, or authorize the giving of anything of value to:

24.1.1.1 any Customer official, any political party or official thereof, or any candidate for political office (each such official, political party or official thereof, or candidate or person being herein called a "Restricted Person");

24.1.1.2 any person while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any such Restricted Person;

24.1.1.3 Any officer, director, shareholder, employee or agent of any Customer, for the purpose of:

24.1.1.3.1 influencing any act or decision of such Restricted Person or officer, director, shareholder, employee or agent of any Customer in his or its official capacity, or inducing such Restricted Person, or officer, director, shareholder, employee or agency of any Customer to do or omit to do any act in violation of the lawful duty of such Restricted Person or officer, director, shareholder, employee or agency of any Customer;

24.1.1.3.2 inducing such Restricted Person or officer, director, shareholder, employee or agent of any Customer to use his or its influence with any Customer or instrumentality thereof or any Customer to affect or influence any act or decision of such Customer or instrumentality or Customer; in order to assist either Party hereto in obtaining or retaining business for or with, or directing business to, any person.

24.2 None of such Party's officers and directors, is a Restricted Person. Except for the Israeli Penal Law 1977, which shall apply only to ZOOZ, neither Party nor, to such Party's knowledge, any of its shareholders, directors, officers, employees or agents has performed or will perform any act which would constitute a violation of the Foreign Corrupt Practices Act, or any applicable anticorruption laws (the "Relevant Anticorruption Laws") or which would cause either party hereto to be in violation of the Relevant Anticorruption Laws.

24.3 The Parties acknowledges that no Restricted Person has a right to share directly or indirectly in the proceeds of any sales contract obtained pursuant to this Agreement. All payments under any related subcontract will be paid solely by check or bank transfer to the applicable Party, no payment will be made hereunder in cash or bearer instrument; no payment will be made hereunder to any person other than the Party; and no payment will be made to the applicable Party under this Agreement other than payment under the contracts or subcontracts in accordance with the terms hereof. The payments made

hereunder have not been used, and will not be used, for any activity or purpose that would violate the Relevant Anticorruption Laws or that might expose either Party to liability under the Relevant Anticorruption Laws.

Article 25 Order of Precedence

25.1 In the event of a conflict between this Agreement and any of the Attachments, the terms of this Agreement shall prevail.

Article 26 Miscellaneous

26.1 All communication between the Parties shall be in the English language.

26.2 If any part, term, or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law to which a Customer is subject, the validity of the remaining provisions of this Agreement shall not be affected thereby. In the event that any part, term or provision of this Agreement fails for any of the foregoing reasons, the Parties agree, to the extent possible, to negotiate a replacement provision to accomplish the originally intended effect that does not violate such law or regulation.

26.3 Neither Party shall be in default for any failure of nor delay in performance hereunder when such failure or delay is the result of Force Majeure, which is hereby defined as any event which is beyond its control, not caused by its fault or negligence and which such Party could not take any reasonable action to avoid. "Force Majeure" events include, but are not restricted to: acts of God, epidemics, fire flood, extraordinary natural events, quarantines, acts of government in its sovereign capacity, transportation breakdowns, freight embargoes or blockades, riots, mutinies, strikes, lockouts, or other labor disturbances, civil commotion, war or war-like operations, terrorism, sabotage, insurrections and hostilities. The Party affected by such Force Majeure event shall duly verify its nature, the beginning and duration of such event in writing to the other Party. Said Party's performance shall be excused during the Force Majeure event, plus a reasonable recovery period subsequent to the cessation of such event.

26.4 Any failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or prejudice the right of that Party to enforce said provision at any subsequent time.

26.5 This Agreement, including the Preamble and the Attachments hereto, constitute the entire understanding and agreement of and between the Parties with respect to the subject matter hereof, and supersedes all prior representations and agreements, verbal or written with respect to the subject matter hereof. This Agreement shall not be varied, except by an instrument in writing, of subsequent date, duly executed by an authorized representative of each Party.

26.6 Update to this Agreement shall be in the form of an amendment to this Agreement. The update shall be signed between the Parties and will supersede parts or all clauses in this Agreement.

26.7 No name, logo, and/or trademark of a Party may be used by the other Party for any purpose without the prior written approval of such Party.

26.8 Neither Party will actively recruit, solicit or otherwise attempt to hire the employees of the other who are assigned to work on efforts under this Agreement and have such employees support its own efforts under this Agreement without the prior written permission of the other Party. This restriction shall not apply to any individual employed by either Party who voluntarily seeks employment with the other Party on their own initiative or in response to employment advertisements in the newspapers, trade publications or other public commercial media, or as an unsolicited "walk-in" candidate.

26.9 When executed, the terms of a subcontract entered into pursuant to this Agreement shall supersede the provisions of this Agreement with regard to that subcontract.

26.10 The Sections of this Agreement covering CONFIDENTIALITY, INTELLECTUAL PROPERTY RIGHTS, TERM AND TERMINATION, DISPUTE RESOLUTION AND GOVERNING LAW, SALES AND PRODUCT LICENSING; and LIMITATION OF LIABILITY shall remain in full force and effect after termination or expiration of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ZOOZ Power Ltd.	POWER AUTHORITY OF THE STATE OF NEW YORK
Signature: Boaz Weizer Boaz Weizer (Sep 12, 2022 21:15 GMT+3)	**Signature:** John L. Canale John L. Canale (Sep 12, 2022 14:22 EDT)
Email: boaz.weizer@zoozpower.com	**Email:** john.canale@nypa.gov